EXHIBIT 10.42

UIL HOLDINGS CORPORATION
DEFERRED COMPENSATION PLAN

NON-GRANDFATHERED BENEFIT PROVISIONS

originally adopted effective January 27, 2003,
as amended through August 4, 2008

UIL HOLDINGS CORPORATION
DEFERRED COMPENSATION PLAN
NON-GRANDFATHERED BENEFIT PROVISIONS

INTRODUCTION

Effective as of February 1, 2003, UIL Holdings Corporation (the "Company") established the UIL Holdings Corporation Deferred Compensation Plan to provide a select group of its senior management and the senior management of its selected Business Units with the opportunity to accumulate capital by deferring compensation on a pre-tax basis, and to provide the Company and its Business Units with a method of rewarding and retaining top executives and managerial employees.  The Plan also permits those eligible executive employees whose matching allocations under the United Illuminating Company 401(k)/Employee Stock Ownership Plan ("UI KSOP") would be limited by virtue of their Compensation Deferrals under this Plan to make up for such limitations with certain supplemental benefits, and provides non-Employee Directors of the Company with a means to defer receipt of certain shares of Restricted Stock and Performance Share awards.

The terms of the Plan as set forth in this Plan document apply solely with respect to deferrals made pursuant to the terms of the Plan on and after January 1, 2005 and with respect to deferrals made pursuant to the terms of the Plan before January 1, 2005 that vest on or after January 1, 2005.  With respect to deferrals made and vested pursuant to the terms of the Plan prior to January 1, 2005, the terms of the Plan are as described in the separate Plan document relating to “Grandfathered Benefits.”  With respect to amounts subject to this Plan document, this Plan document supersedes the prior Plan document (as amended from time to time).

ARTICLE I
TITLE AND DEFINITIONS

1.1           Definitions.

Capitalized terms used in this Plan, shall have the meanings specified below.

"Account" or "Accounts" shall mean a Participant's Non-Grandfathered Amounts under this Plan, including all subaccounts as are specifically authorized for inclusion in this portion of the Plan.

“Affiliate” shall mean any corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

"Base Salary" shall mean an Eligible Employee's annual base salary, excluding commissions, incentive and all other remuneration for services rendered to the Company, but prior to reduction for any salary contributions to a plan established pursuant to Sections 125 or 132(f) of the Code or qualified pursuant to Section 401(k) of the Code.

"Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant's death.  No beneficiary designation shall become effective until it is filed with the Committee (or the Recordkeeper).  Any designation shall be revocable at any time through a written instrument filed by the Participant with the Committee (or the Recordkeeper) with or without the consent of the previous Beneficiary, provided, however, that no designation of a Beneficiary other than the Participant's spouse shall be valid unless consented to in writing by such spouse.  If there is no such designation or if there is no surviving designated Beneficiary, then the Participant's surviving spouse shall be the Beneficiary.  If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant's estate shall be the Beneficiary.  In any case where there is no such personal representative of the Participant's estate duly appointed and acting in that capacity within 90 days after the Participant's death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant's death), then Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder.  In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid to such minor's legal guardian duly appointed and currently acting to hold the funds for such minor.  If no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.  Payment by the Company pursuant to any unrevoked Beneficiary designation, or to the Participant's estate if no such designation exists, of all benefits owed hereunder shall terminate any and all liability of the Company.

"Board of Directors" or "Board" shall mean the Board of Directors of UIL Holdings Corporation.

"Business Unit" means The United Illuminating Company ("UI") and any other subsidiary of the Company which, with the consent of the Board, has adopted the Plan.  Business Units shall be listed on Exhibit A to the Plan.

A "Change in Control" of the Company or any Business Unit (an “Employing Company”) occurs on the date on which any of the following events occur:  a change in the ownership of the Employing Company;  a change in the effective control of the Employing Company; and a change in the ownership of a substantial portion of the assets of the Employing Company.

For purposes of this definition:

(i)  A change in the ownership of the Employing Company occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Employing Company that, together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Employing Company.

(ii)  A change in the effective control of the Employing Company occurs on the date on which either (A) a person, or more than one person acting as a group, acquires ownership of stock of the Employing Company possessing 30% or more of the total voting power of the stock of the Employing Company, taking into account all such stock acquired during the 12-month period ending on the date of the most recent acquisition, or (B) a majority of the members of the Employing Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Employing Company.

(iii)  A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Employing Company, acquires assets from the Employing Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Employing Company immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the 12-month period ending on the date of the most recent acquisition.

In determining whether a person or group has acquired a percentage of stock, stock of the Company held pursuant to the terms of an employee benefit plan of the Company or any subsidiary thereof in a suspense account or otherwise unallocated to a participant’s account shall be disregarded to the extent that expressing the applicable percentage as a fraction, such shares shall not be included in the numerator, but such shares will be included in the denominator.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Employing Company that has experienced the Change in Control, or the Participant’s relationship to the affected Employing Company otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(2)(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation and Executive Development Committee of the Board (or such other committee as shall be designated by the Board).

"Company" shall mean UIL Holdings Corporation, a Connecticut corporation.

"Company Discretionary Contribution" shall mean such discretionary contributions, if any, credited by the Company to the Company Discretionary Contribution Subaccount of a Participant for a Plan Year.  Such contribution may differ from Participant to Participant both in amount (including no contribution) and as a percentage of Compensation.

"Company Discretionary Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to (i) the Company Discretionary Contribution Amount, if any, paid by the Company, and (ii) net earnings and losses attributable thereto.

"Company Matching Contribution" shall mean such matching contributions, if any, made by the Company with respect to a Participant, in order to make up for the loss of a matching contribution under the UI KSOP resulting from the Participant's Compensation Deferrals under this Plan.

"Company Matching Contribution Subaccount" shall mean the bookkeeping account maintained by the Company for each Participant that is credited with an amount equal to (i) the number of Stock units equal in value to the Company Matching Contributions, if any, and the Dividend Equivalents, if any, paid by the Company, plus (ii) net earnings and losses attributable thereto.

“Compensation” shall mean, in the case of all Eligible Employees, Base Salary, increases in Base Salary received during the Plan Year, incentive awards, deferrals of compensation in excess of the amount deductible under Section 162(m) of the Code, and any other compensation permitted by the Committee to be deferred.

"Compensation Deferrals" shall mean the compensation deferred by a Participant pursuant to Section 3.1 of this Plan.

"Compensation Deferral Subaccount" shall mean the bookkeeping account maintained by the Recordkeeper for each Participant that is credited with amounts equal to (i) the portion of the Participant's Compensation that he or she elects to defer, and (ii) net earnings and losses attributable thereto.

“Designated Individuals” shall mean those Eligible Employees and Eligible Directors designated as eligible to defer Restricted Stock Awards and/or Performance Shares Awards.

“Disability” or “Disabled” shall mean that the Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (i) unable to engage in any substantial gainful activity, or (ii) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.  The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A and related regulations, provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration or if the Participant becomes eligible for disability benefits under the Company’s long-term disability plan.

"Distributable Amount" shall mean the vested balance in the Participant's Accounts subject to distribution in a given Plan Year.

"Dividend Equivalents" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares equal to the number of Stock Units credited to a Participant's Stock Unit Subaccount as of the applicable record date for the dividend or other distribution, which amount shall be credited in the form of additional Stock Units to the Participant's Stock Unit Subaccount.

"Effective Date" of the Plan means February 1, 2003.

“Election Period” shall mean the time period provided to elect to defer Compensation under the Plan, as provided in Section 3.1.

“Eligible Director” shall mean each non-Employee Director of the Company who is eligible to participate in the Plan, as determined in Section 2.1.

"Eligible Employee" shall mean each Employee of the Company or a participating Business Unit who is eligible to participate in the Plan, as determined in Section 2.1.

"Eligible Person" shall mean each Eligible Employee or Eligible Director of the Company or a participating Business Unit, to the extent that such individual is eligible to participate in the Plan, as determined in Section 2.1.

"Employer" shall mean the Company and its Affiliates.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Fund" or "Funds" shall mean one or more of the investment funds selected by the Committee pursuant to Section 3.2.

"Hardship Distribution" shall mean a distribution made on account of an Unforeseeable Emergency as defined for purposes of Code Section 409A, including Treasury Regulation Section 1.409A-3(i)(3).  Generally, this means a severe financial hardship of the Participant resulting from a sudden and unexpected illness or accident of the Participant or of his or her spouse, beneficiary or dependent, loss of a Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

"Investment Rate" shall mean, for each Fund, an amount equal to the closing price of such Fund during each business day, recorded for internal reporting to the Company on a monthly basis and reported to Participants on a calendar quarterly basis.

“Non-Grandfathered Amount” means any amount deferred under the Plan which is not a Grandfathered Amount.  A “Grandfathered Amount” means the vested Account Balances of Plan Participants determined as of December 31, 2004, together with actual or notional earnings thereon accruing after December 31, 2004.  Non-Grandfathered Amounts shall be subject to requirements of Code Section 409A and the terms of this Plan document.  Grandfathered Amounts shall be subject to the terms of the Plan document entitled “UIL Holdings Corporation Deferred Compensation Plan Grandfathered Benefit Provisions.”

"Participant" shall mean any Eligible Person who becomes a Participant in this Plan in accordance with Article II.

"Payment Date" shall mean the date for payment of Distributable Amounts, as provided in Article VI.

“Performance Share Award” or “Performance Share” shall mean a long-term incentive performance share award which, if deferred under this Plan, is credited in Stock Units when such Performance Share is vested at the end of the performance period, and which is settled in shares of Company Stock that may be drawn from this Plan, the UIL Holdings Corporation 1999 Amended and Restated Stock Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan, to the extent permitted under the terms of said plans.

"Plan" shall mean the UIL Holdings Corporation Deferred Compensation Plan.  The terms of the Plan are reflected in this document entitled “UIL Holdings Corporation Deferred Compensation Plan – Non-Grandfathered Benefit Provisions” and the document entitled “UIL Holdings Corporation Deferred Compensation Plan – Grandfathered Benefit Provisions.”

"Plan Year" shall mean January 1 to December 31 of each year.

“Recordkeeper” shall mean the administrator appointed by the Committee.  As of February 1, 2003, TBG Financial was appointed the Recordkeeper.

"Restricted Stock" shall mean shares of Stock issued under the Restricted Stock feature of the UIL Holdings Corporation 1999 Amended and Restated Stock Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company, which shares are subject to forfeiture based on non-compliance with certain enumerated criteria.

“Restricted Stock Award” shall mean any award of Restricted Stock which, if deferred under this Plan, shall be credited as Restricted Stock Units, and which is settled in shares of Company Stock that may be drawn from this Plan, the UIL Holdings Corporation 1999 Amended and Restated Stock Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan, to the extent permitted under the terms of said plans.

"Retirement" shall mean termination of service after the Participant has satisfied the age and service requirements for early retirement under the terms of The United Illuminating Company Pension Plan.

"Scheduled In-Service Withdrawal Date" shall mean February of the year elected by the Participant to withdraw, or begin to withdraw, balances attributable to amounts deferred in a given Plan Year, and earnings and losses attributable thereto.  A Participant’s Scheduled In-Service Withdrawal Date in a given Plan Year may be no earlier than three years from the last day of the Plan Year for which Compensation Deferrals, deferrals of Restricted Stock, deferrals of Performance Shares, and contributions of Company Discretionary and Matching Contribution Amounts, are made; expressly provided, however, that in the case of the deferrals of Restricted Stock, Performance Shares, and any other Compensation subject to a vesting schedule, the three year period shall be deemed to begin running from the date on which such Restricted Stock, Performance Shares or Compensation would otherwise vest.

“Separation from Service” shall mean a Separation from Service within the meaning of Code Section 409A and related regulations.  The Committee will determine, in accordance with Code Section 409A, whether a Separation from Service has occurred.

(i)  An Employee incurs a Separation from Service upon termination of employment with the Employer.  Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to 20% or less of the average services rendered by the Employee during the immediately preceding 36-month period (or the total period of employment, if less than 36 months), disregarding periods during which the Employee was on a bona fide leave of absence.

(ii)  An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of the six-month anniversary of the commencement of the leave or the expiration of the Employee’s right, if any, to reemployment under statute or contract.

(iii)  For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined above, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least 50% shall be determinative.

(iv)  Generally, a Director incurs a Separation from Service upon termination of service as a Director of the Company.

(v)  The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

“Specified Employee” means a Specified Employee as defined for purposes of Code Section 409A and related regulations.  Specified Employee means an Employee who, as of the date of his or her Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.  An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee Identification Date.  Such Employee shall be treated as a key employee for the entire 12-month period beginning on the Specified Employee Effective Date.  In the event of corporate transactions described in Treasury Regulation Section 1.409A-1(i)(6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Committee elects to utilize the available alternative methodology through designations made within the timeframes specified therein.  For purposes of this definition, Specified Employee Effective Date means the first day of the fourth month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee; and Specified Employee Identification Date means December 31, unless the Committee has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company.

"Stock" shall mean common stock of UIL Holdings Corporation, or any successor to UIL Holdings Corporation.

"Stock Fund" or "Company Stock Fund" shall mean the deemed, unitized, investment Fund established to record (i) Participants' deemed investments in Stock Units, (ii) Designated Individuals' deferrals of Restricted Stock in Stock Units, (iii) Company Matching Contributions invested in Stock Units, (iv) Stock Units credited to Participants’ Accounts upon the vesting of deferred Performance Shares, and (v) Dividend Equivalents deemed reinvested in Stock Units.  The Company has reserved 83,333 (post split) shares of Company Stock for deemed investment in this Plan.  Such Stock Units shall be settled in Shares of Company Stock that may be drawn from this Plan, the UIL Holdings Corporation 1999 Amended and Restated Stock Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan, to the extent permitted under the terms of said plans.

“Stock Unit” shall mean a unit of value, equivalent to the value of a share of Stock, or Restricted Stock, or a Performance Share, established by the Committee as a means of measuring value of the Stock-related portion of an Account under the Plan.

“Stock Unit Subaccount” shall mean the bookkeeping account maintained by the Committee on behalf of each Participant who is credited with Stock Units and, as applicable, Dividend Equivalents, resulting from Compensation Deferrals, Company Matching Contributions deemed invested in Stock Units, deferred Restricted Stock Units and deferred Performance Shares.

“Unforeseeable Emergency” shall mean the circumstances under which a Hardship Distribution may be made.

ARTICLE II
PARTICIPATION

2.1           Determination of Eligible Persons.

All officers of the Company and its Business Units who have been selected by the Committee shall be eligible to participate in this Plan.  Any other key management or highly compensated Employee from time to time designated by the Committee to be eligible to participate shall also be considered an Eligible Employee under the Plan.

Non-Employee Directors of the Company and its Participating Business Units shall be eligible to participate in that portion of the Plan permitting deferral of Restricted Stock and Performance Shares.  Such Directors shall be eligible to participate prospectively in that portion of the Plan permitting elective deferrals of Compensation and other features of the Plan, to the extent that they are made applicable to Directors through subsequent Plan amendment.  A Director shall be deemed an Eligible Person with respect to elective deferrals of Compensation (including fees and retainers) and other features of the Plan at such time as such provisions are made applicable to the Directors.

Notwithstanding the foregoing, this portion of the Plan applies only to Eligible Employees and Directors who are Eligible Persons on or after January 1, 2005, and only Non-Grandfathered Amounts shall be subject to the terms of this Plan document.

2.2           Enrollment; Duration of Participation.

An Eligible Person shall become a Participant in the Plan by filing a Deferral Election in accordance with Section 3.1 during an Election Period, in accordance with such procedures as may be established from time to time by the Committee.  An individual who, at any time, ceases to be an Eligible Person as determined in the discretion of the Committee shall not be permitted to enter into future Deferral Elections, and no such Deferral Elections will be allowed until such time as the individual again becomes an Eligible Person; expressly provided, however, that nothing herein shall prohibit the Company from giving effect to any previously filed Deferral Election that was timely made.  An individual shall remain a Participant in the Plan with respect to amounts already deferred that have not yet been distributed or forfeited.

2.3           Transfers to Non-Participating Related Companies.

An Eligible Employee who becomes employed by an Affiliate which is not a participating Business Unit, shall no longer be eligible to make any future deferral elections under the Plan.  However, such individual shall remain a participant in the Plan with respect to amounts already deferred and deferral elections that became irrevocable prior to the date of transfer.

2.4           Amendment of Eligibility Criteria.

The Committee may change the criteria for eligibility on a prospective basis.

ARTICLE III
DEFERRAL ELECTIONS

3.1           Elections to Defer Compensation.

(a)  Election to Defer.  Subject to the provisions of Article II and this Article III, each Eligible Employee may elect to defer Compensation earned for services after the Election Period ends, by filing an election with the Recordkeeper (a "Deferral Election") that conforms to the requirements of this Section 3.1 either via the internet or mail, on a form provided by the Recordkeeper, by no later than the last day of the Election Period.  Except as expressly provided in (b), (c) or (d) below, an Eligible Person may elect to defer Compensation by an election filed by December 20th (or such later date as determined by the Committee, but in no event later than December 31st) of the year preceding the year in which the services are to be performed and the Compensation earned.  Deferral elections shall become irrevocable as of the last day of the Election Period and shall remain irrevocable for any subsequent Plan Year to which such Deferral Election relates, except as otherwise expressly provided in the Plan.  Except as otherwise determined by the Committee, Deferral Elections will continue in effect from Plan Year to Plan Year, unless decreased, increased, or terminated during an Election Period with respect to a subsequent Plan Year.

(b)  First Year of Eligibility.  An Eligible Person shall have a 30 day Election Period beginning as of the date the Eligible Person becomes eligible to participant in the Plan in which to file an initial Deferral Election, provided that the Eligible Person has not participated in any other account balance nonqualified deferred compensation plan maintained by the Company.  Any such Deferral Election shall only be effective with respect to Compensation earned for services to be rendered after the Deferral Election is made.  The amount of annual incentive Compensation that is subject to a first year Deferral Election must be pro-rated, with such pro-ration being based on the days remaining in the calendar year from the date of the election, divided by 365.

                      (c)  Deferral of Performance Share Awards.  The Election Period with respect to the deferral by a Designated Individual of some portion or all of a Performance Share Award shall be any period designated by the Committee, which ends no later than 6 months prior to the end of the performance period related to such Performance Share Award (12 months in the case of Deferral Elections filed prior to January 1, 2007), provided that in no event may an election to defer Performance Shares be made (i) if the performance period is not at least 12 consecutive months in duration, or (ii) after such compensation has become both substantially certain to be paid and readily ascertainable.  In addition, the Designated Individual must have provided services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date that the Deferral Election is filed.  All deferrals of Performance Shares shall be credited as, and invested only in, Stock Units, without voting rights or any property right.

                      (d)  Deferral of Restricted Stock Units.  The Election Period with respect to deferral by a Designated Individual of some portion or all of a Restricted Stock Unit Award shall be the taxable year ending on December 20th (or such later date as determined by the Committee, but in no event later than December 31st) prior to the year in which such Award is granted, and which shall be deemed effective contemporaneously with the granting of such Award with respect to any Restricted Stock Unit vesting at least one year after such Election.  Notwithstanding the foregoing, with respect to deferrals of Restricted Stock Unit Awards made in 2006 and later, the Election Period with respect to the deferral by a Designated Individual of some portion or all of a Restricted Stock Unit Award shall be a date that ends no later than the thirtieth day following the date of the grant, provided that the Deferral Election is made at least 12 months in advance of the earliest vesting date applicable to such award.  Notwithstanding anything to the contrary, any deferral of Restricted Stock shall be deemed to be a rejection of the

Restricted Stock Award and a simultaneous award of Restricted Stock Units, all effective as of the date of such Award.  All deferrals of Restricted Stock Units shall be credited as, and invested only in, Stock Units, without voting rights or any property right.

(e)  Deferral Amounts.  Subject to the provisions of this Section 3.1 with respect to each Plan Year, an Eligible Employee may defer, in either whole percentages or a flat dollar amount, up to 85% of Annual Base Salary and up to 100% of increases in Base Salary that become effective during the year following the year of the Deferral Election; and up to 100% of incentive awards (including Performance Share Awards and Restricted Stock Unit Awards).  Notwithstanding the foregoing, the total amount deferred shall be limited, as necessary, to satisfy income tax and Social Security Tax (including Medicare) withholding obligations, and employee benefit plan withholding requirements as determined in the sole and absolute discretion of the Committee.  The minimum contribution that must be made in any Plan Year by an Eligible Employee shall not be less than $5,000, which may be satisfied from any deferral source (e.g., Base Salary, annual incentive, etc.).

(f)  Mandatory Deferral of Excess Code Section 162(m) Compensation.  Notwithstanding anything in the foregoing to the contrary, to the extent that any Compensation to be paid to an Eligible Employee with respect to a taxable year would exceed the amount deductible by the Company or a Business Unit under Section 162(m) of the Code (the “Excess”), such Excess automatically shall be deferred under the terms of this Plan without the necessity of an election to defer.  Such deferred Excess shall be held and administered as a Compensation Deferral subject to the terms of the Plan, provided that, irrespective of the Employee’s election as to timing and form of payment under Section 3.3, no deferred Excess shall be distributed to the affected Employee prior to the first taxable year in which such amounts, if paid, would not be non-deductible under Section 162(m) of the Code.

3.2           Deemed Investment Elections.

(a)  With Respect to Compensation Deferrals.  Except as otherwise provided in this Section 3.2, at the time of making a Deferral Election, the Participant shall designate, on a form provided by the Recordkeeper, or, if allowed by the Committee, via voice response, internet or other technology, the types of investment Funds (selected and made available by the Committee), in which the Participant's Compensation Deferral Subaccount will be deemed to be invested for purposes of determining the amount of net earnings or losses to be credited to that Subaccount.  In making the designation pursuant to this Section 3.2, the Participant may specify that all, or any portion, of his or her Compensation Deferral Subaccount be deemed to be invested, in whole percentage increments, in one or more of the types of investment Funds provided under the Plan, as communicated from time to time by the Committee.

A Participant may change the designation made under this Section 3.2 by filing an election, on a form provided by the Recordkeeper, or, if allowed by the Committee, via voice response, Internet or other technology on any business day; provided, however, that a Participant who has elected to have some portion of his Compensation Deferrals deemed invested in the Company Stock Fund may not transfer out of such investment with respect to such Compensation Deferral amount.  A Participant may elect to have each Plan Year of Compensation Deferrals hypothetically invested in investment allocations different or distinct from his or her prior elections.

A Participant's Compensation Deferral will be deemed invested in the Money Market investment Fund (i) if a Participant fails to make a deemed investment election under this Section 3.2, or (ii) pending the establishment of a full array of deemed investment options by the Committee, or (iii) pending the effective date of the deemed investment in the Company Stock Fund as provided in Section 3.2(e).

(b)  With Respect to Deferrals of Restricted Stock Awards and Performance Share Awards.  As of the date that Restricted Stock vests, a Participant’s Stock Unit Subaccount shall be credited with the number of Stock Units equivalent in value to the amount of shares of Restricted Stock vested.  As of the date that Performance Shares would be payable to the Participant in the absence of a Deferral Election made pursuant to Section 3.1, the Participant’s Stock Unit Subaccount shall be credited with a number of Stock Units equivalent in value to the number of Shares that would be payable to the Participant in settlement of the Performance Share Award absent such Deferral Election.

(c)  With Respect to Company Contribution Subaccounts.  Contributions to a Participant’s Company Discretionary Contributions Subaccount, if any, shall be deemed invested, and valued, in the same manner and proportion as the Participant's Compensation Deferral Subaccount under the Plan, unless otherwise determined by the Company.  Contributions to a Participant's Company Matching Contribution Subaccount, if any, shall be deemed invested in the Company Stock Fund.

(d)  Deemed Investments Will Be Valued Daily.  Except as otherwise provided in Subsection 3.2(e) with respect to deemed investments in the Company Stock Fund, a deemed investment direction, or change in deemed investment direction, shall be processed based on the closing values for the date received, if such direction is received by the Recordkeeper by 4 p.m. Eastern Time.  Otherwise, such direction shall be processed based on the closing values of the particular investment Funds on the next business day on which the markets are open.  The net gain or loss of each deemed investment Fund (the "Investment Rate") shall be recorded monthly, and reported quarterly as provided in (g), below.  Except as provided in Section 6.4, below, a Participant’s Account shall be credited with earnings (and losses) until all amounts credited to such Account have been distributed or forfeited.

(e)  Company Stock Fund.  Except as provided in Subsection 3.2(b) above, a deemed investment in the Company Stock Fund shall be deemed to be a direction to invest in the Money Market Investment Fund pending the end of the quarter, and shall be credited with the rate of return of such deemed investment in the Money Market Investment Fund, with the direction to invest in the Company Stock Fund to be effective as of the third business day following the end of the quarter in which such direction is received, based on the closing price of the Company Stock Fund as of the end of the business day on which such investment is deemed acquired.  Except as provided in Subsection 3.2(b) above, deemed purchases in the Company Stock Fund shall be made on a non-calendar quarter basis, beginning with the third business day following the non-calendar quarter ending with the month of February, and continuing quarterly thereafter.  Once the investment in the Company Stock Fund is effective, a Participant may not re-direct such investment back into other deemed investment Funds available under the Plan.

(f)  Committee Discretion Concerning Deemed Investment Designations.  Although the Participant may designate deemed investments for his Compensation Deferrals, the Committee shall not be bound by such designation.  The Committee shall have no obligation to actually make any hypothetical investment, but may do so if it chooses.  If a hypothetical investment is actually made by the Committee,  then for the period the investment is held, the timing of actual investment changes and the actual value of investments, less actual costs, fees and expenses incurred, shall be used to measure investment return of the deemed investment under this Plan.  The Committee shall select from time to time, in its sole and absolute discretion, investment funds and shall communicate the same to the Recordkeeper.

(g)  Quarterly Reports.  The Investment Rate of each such deemed investment fund shall be used to determine the amount of earnings or losses to be credited to all of Participants' Subaccounts under Article IV, and shall be reported on a calendar quarterly basis to Participants.

(h)  Administration and Costs.  The Committee in its discretion shall establish reasonable and uniform rules applicable to all Participants for hypothetical investments under the Plan, which rules shall include, but not be limited to, rules governing the frequency of permitted changes in hypothetical investments and the effective date of such changes.  All direct costs, management fees and other expenses that would have been incurred if a hypothetical investment or change in investment had actually been made shall be charged against a Participant's Account, unless otherwise determined by the Committee.

3.3           Elections as to Form and Timing of Payment.

(a)  At the same time that the Participant makes the Deferral Elections described in Section 3.1, the Participant shall elect, on a form provided by the Recordkeeper:

(i)  to receive his or her Compensation Deferral Account, deferred Restricted Stock Account, deferred Performance Share Account, and any Company Contributions made with respect to such Plan Year either (A) commencing upon his or her Separation from Service (due to Retirement, death, Disability, or voluntary or involuntary termination) or (B) at a specified future date while the Participant remains employed (a “Scheduled In-Service Withdrawal Date”), and

(ii)  the payment method in which such amounts (and hypothetical net earnings thereon) shall be distributed from among the forms of benefit payment available under Section 6.2.

In determining the Scheduled In-Service Withdrawal Date, the Participant and the Recordkeeper shall take into account the fact that, with respect to Restricted Stock and Performance Share Awards, the Scheduled In-Service Withdrawal Date shall be measured from the date on which such Awards would otherwise vest.

(b)  The Participant may, but is not required to, elect to subject each Plan Year's Compensation Deferrals and earnings thereon to a separate distribution schedule.

(c)  Except as otherwise provided by the Plan Administrator, each election as to the timing and form of payment shall carry forward from year to year, unless modified by the Participant by means of filing a subsequent election in accordance with Section 3.3(d).  Elections as to time and form of payment are irrevocable as of the end of the related Deferral Election Period (as provided in Section 3.1) except as provided in Section 3.3(d).  Timing and form of payment elections applicable to Company contributions shall become irrevocable in accordance with the timing rules applicable to Compensation Deferral Elections (as provided in Section 3.1(a)).  To the extent that a Participant does not file an election as to form and timing of payment with respect to Compensation Deferrals, Deferrals of Restricted Stock, Deferrals of Performance Shares, and Company Contributions for a Plan Year, the deemed distribution election automatically shall be a lump sum following the Participant’s Separation from Service.

(d)  Subsequent Elections as to Timing and Form of Payment.  A Participant may change an election as to the timing or form of payment of Non-Grandfathered Amounts in the Participant’s Account by filing a subsequent written distribution election, provided however that with respect to such Non-Grandfathered Amounts:

(i)  such subsequent election is consistent with one of the forms of benefit payment provided in Section 6.2 (i.e., a permitted installment form or a lump sum);

(ii)  such subsequent election does not take effect until at least 12 months after the date on which the subsequent election is made;

(iii)  in the case of an election relating to a payment other than on account of death, Disability or the occurrence of an Unforeseeable Emergency, the first payment with respect to which such election is made is deferred for a period of not fewer than five (5) years from the date that payment would otherwise have been made or commenced; and

(iv)  with respect to any election relating to a distribution to be made (or to commence) as of a specified time or fixed schedule (as defined in Code Section 409(a)(2)(A))(iv)), the subsequent election is made not fewer than 12 months prior to the date of the first scheduled payment.

No change of election shall permit the acceleration or delay of the time or schedule of any payment under the Plan, except as may be provided by regulation or other guidance issued pursuant to Code Section 409A(a)(3) (including, without limitation, Treasury Regulation Section 1.409A-3(j)(4)).

3.4           Code Section 409A Transition Provisions.

(a)  Grandfathering Pre-2005 Accruals; Time and Form of Payment.  The vested Account Balances of Plan Participants determined as of December 31, 2004, together with actual or notional earnings thereon accruing after December 31, 2004 (the “Grandfathered Amount”) shall be subject to the provisions of the Plan and tax law in effect immediately prior to the enactment of Section 409A of the Internal Revenue Code (i.e., as of October 3, 2004), including without limitation requirements as to election of the timing and form of payment; expressly provided, however that the Grandfathered Amounts shall be so grandfathered only to the extent that the Plan terms governing such Amounts are not materially modified after October 3, 2004.  Grandfathered Amounts shall be subject to the terms of the Plan document entitled “UIL Holdings Corporation Deferred Compensation Plan Grandfathered Benefit Provisions,” and not this Plan document.

(b)  Non-Grandfathered Amounts.  That portion of a Participant’s Account Balance attributable to Deferral Elections and/or Company contributions made with respect to the 2005 Plan Year and thereafter, and amounts subject to earlier Deferral Elections that did not vest prior to January 1, 2005, together with actual or notional earnings thereon, are a Participant’s Non-Grandfathered Amounts.  Non-Grandfathered Amounts are subject to the provisions of Code Section 409A and guidance issued thereunder, and the terms of this Plan document.

(c)  Modification of Elections as to Time and Form of  Payment During Transition Period.  Notwithstanding Section 3.3(d), Participants in the Plan as of January 1, 2005 or who became Participants on or after January 1, 2005 and before December 31, 2008, may change benefit distribution elections with respect to Non-Grandfathered Amounts during the period from January 1, 2005 through December 31, 2008 with respect to benefits accrued prior to the election, provided the election is timely made and in accordance with the transition relief published by the Internal Revenue Service in Notice 2005-1, Notice 2006-64, Notice 2007-86, the preamble to the proposed and formal regulations under Code Section 409A and other IRS guidance.

ARTICLE IV
COMPENSATION DEFERRAL AND COMPANY CONTRIBUTION ACCOUNTS

4.1           Compensation Deferral Subaccount.

The Recordkeeper shall establish and maintain a Compensation Deferral Subaccount for each Participant under the Plan.  Each Participant's Compensation Deferral Subaccount shall be further divided into separate Subaccounts ("Investment Fund Subaccounts"), each of which corresponds to an investment Fund elected by the Participant pursuant to Section 3.2.  A Participant's Compensation Deferral Subaccount shall be credited as follows:

(a)  As soon as administratively feasible, and in no event later than ten (10) days, after amounts are withheld and/or deferred from a Participant's Compensation, the Committee shall credit the Investment Fund Subaccounts of the Participant's Compensation Deferral Subaccount with an amount equal to Compensation deferred by the Participant in accordance with the Participant's election under Section 3.1.

(b)  Each business day, each Investment Fund Subaccount of a Participant's Compensation Deferral Subaccount shall be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such investment Fund Subaccount as of the prior day plus contributions credited that day to the Investment Fund Subaccount by the Investment Rate for the corresponding deemed Fund selected by the Participant.

4.2           Company Discretionary Contribution Subaccount.

With approval of the Board, the Company or any Business Unit may from time to time make Discretionary Contributions to the Accounts of Participants or selected Participants, and, if it so decides, may impose a vesting schedule on such Contributions.  In the event that the Company or any Business Unit determines to make such a contribution, the Recordkeeper shall establish and maintain a Company Discretionary Contribution Subaccount for each Participant under the Plan.  Each Participant's Company Discretionary Contribution Subaccount shall be further divided into separate Subaccounts, each of which corresponds to a Fund elected by the Participant pursuant to Section 3.2.  A Participant's Company Discretionary Contribution Subaccount shall be credited as follows:

(a)  The Recordkeeper shall credit the Investment Fund Subaccounts of the Participant's Company Discretionary Contribution Subaccount with an amount equal to the Company Discretionary Contribution Amount, if any, applicable to that Participant, within ten (10) business days after such amount is deemed contributed; and

(b)  Such Subaccount shall be deemed invested, and valued, in the same manner and proportion as the Participant's other Account balances under the Plan, unless otherwise determined by the Company.

4.3           Company Matching Contribution Subaccount.

(a)  In the event that the Committee determines that a Participant is unable with respect to a calendar year to receive the maximum matching allocation in the UI KSOP due to the Compensation Deferrals made by the Participant to this Plan, the Company shall make a supplemental Company Matching Contribution in the amount of such shortfall to this Plan as soon as administratively feasible following the end of such calendar year.

(b)  In such case, the Recordkeeper shall establish and maintain a Company Matching Contribution Subaccount for such Participant.  Each such Participant's Company Matching Contribution Subaccount shall be deemed invested in the Company Stock Fund, at the end of the quarter in which such contribution is allocated to the Participant's Company Matching Contribution Subaccount, with such contribution deemed invested in the Money Market Fund pending the end of such quarter.

4.4           Deferred Restricted Stock Account.

(a)  The Recordkeeper shall maintain a Restricted Stock Unit Subaccount for each Designated Individual to record the number of Restricted Stock Units to be credited to such Designated Individual as of the date that such Stock Units vest.  The Recordkeeper shall also maintain records of Deferral Elections relating to Restricted Stock Units that have not yet vested.

(b)  The number of Restricted Stock Units to be credited shall be equivalent in value to the number of shares of Restricted Stock when vesting restrictions (and any other applicable conditions) have been satisfied.

(c)  The Designated Individual's Restricted Stock Unit Subaccount shall be credited with Dividend Equivalents.

(d)  Until such time as such Subaccounts are actually paid in Stock to the Designated Individual, the Designated Individual shall have no voting rights associated with such Subaccounts.

4.5           Deferred Performance Share Account.

(a)  The Recordkeeper shall maintain a Stock Unit Subaccount for each Designated Individual to record the number of Stock Units to be credited to such Designated Individual as of the date that any Performance Shares would otherwise be payable to the Participant upon vesting thereof in the absence of a deferral election made pursuant to Section 3.1.

(b)  The number of Stock Units to be credited shall be equivalent in value to the number of shares of Stock that would have been payable to the Participant in settlement of the Performance Share Award absent his deferral election.

(c)  The Designated Individual’s Performance Share Subaccount shall not be credited with Dividend Equivalents; expressly provided however, that with respect to Stock Units credited to a Participant’s account in respect of Performance Shares that vest on or after December 31, 2006, such Stock Units shall be credited with Dividend Equivalents from, and after, the date of vesting of such Performance Shares.

(d)  Until such time as such Performance Share Subaccounts are actually paid in Stock to the Designated Individual, the Designated Individual shall have no voting rights associated with such Performance Share Subaccounts.

ARTICLE V
VESTING

5.1           Vesting.

A Participant shall be 100% vested in his or her Compensation Deferral Account and Company Matching Contribution Subaccount.  A Participant shall be vested in accordance with any schedule that the Committee may establish with respect to his or her Company Discretionary Contribution Account, if any.  A Participant shall vest in his or her Restricted Stock Unit Account and Performance Share Unit Account in accordance with the terms of the applicable awards.

5.2           Vesting Upon Death/Change in Control.

Upon death of a Participant, or in the event of a Change in Control, the Participant shall be 100% vested in his or her Compensation Deferral Account, Company Matching Contribution Subaccount, and in any Company Discretionary Contribution Subaccount.

ARTICLE VI
DISTRIBUTIONS

6.1           Manner of Payment—Cash vs. Stock.

Distributions shall be made in cash, except to the extent that a Participant’s Subaccounts are deemed invested in the Company Stock Fund.  Distributions of Company Stock Fund Subaccounts shall be paid in shares of Company Stock, except to the extent that the Committee determines some portion of such Subaccount must be paid in cash due to limitations contained in the UIL Holdings Corporation 1999 Restated Stock Plan, the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan (or any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan), the UIL Holdings Corporation Senior Executive Incentive Compensation Plan, or otherwise.  All fractional shares in a Company Stock Fund Subaccount shall be paid in cash.

6.2           Distribution of Accounts.

Distribution of Non-Grandfathered Amounts shall be made only in the event of a Participant’s Separation from Service (including on account of Retirement, death or Disability), or on account of a Scheduled In-Service Withdrawal Date.  Benefits will be paid (or commence to be paid) as of the Participant’s Payment Date.

(a)  Distribution Due to Separation from Service.

(1)  De Minimis Account Balances.  Subject to Section 6.2(a)(6), in the case of a Participant who has a Separation from Service (other than on account of death) and who has a total Account balance of $10,000 or less, the Amount shall be paid to the Participant in a lump sum distribution within 60 days of the Participant’s Separation from Service Date, provided that in no event shall the Participant have a right to designate the date or taxable year of the payment.

(2)  Distribution of Accounts over $10,000.  Subject to Section 6.2(a)(6), in the case of a Participant who has a Separation from Service (other than on account of death) and who has a total Account balance of more than $10,000, the Distributable Amount shall be paid to the Participant in a single lump sum distribution as of the first day of the first calendar quarter following the calendar quarter in which the Participant has a Separation from Service, unless the Participant has made a timely election, in accordance with the provisions of Section 3.3, to receive payments in one of the optional installment forms set forth in Section 6.2(a)(3).

(3)  Election of Payment Form.  In accordance with Section 3.3, a Participant may elect to have Distributable Amounts distributed either in a single lump sum or in one of the following installment forms.  The installment forms that are available are:

(i)  annual installments over five (5) years, beginning on the Participant’s Payment Date;

(ii)  annual installments over ten (10) years, beginning on the Participant’s Payment Date;

(iii)  annual installments over fifteen (15) years, beginning on the Participant’s Payment Date.

Notwithstanding the foregoing, in the event a Participant has a Separation from Service (other than on account of death) within 24 months after a Change in Control, the Distributable Amount shall be paid to the Participant in a single lump sum distribution as of the first day of the first calendar quarter following the calendar quarter in which the Participant’s Separation from Service occurs, subject to Section 6.2(a)(6).

(4)  Commencement of Distributions.  Except with respect to de minimis Account balances, as provided in Section 6.2(a)(1) and subject to Section 6.2(a)(6), all installment payments and lump sum distributions shall commence to be paid, or be paid on the first day of the first calendar quarter following the calendar quarter in which the Participant Separates from Service.

(5)  Modification of Election of Form of Payment.  A Participant may change his or her election as to the timing and payment of Non-Grandfathered Amounts only in accordance with the provisions of Section 3.3(d) on subsequent elections and Section 3.4.

(6)  Delay in Distribution for Specified Employees.  Notwithstanding the foregoing, at any time the Company is publicly traded on an established securities market (as defined for purposes of Code Section 409A) and a distribution is to be made to a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)) on account of a Separation from Service, other than on account of death, no distribution shall be made to the Specified Employee before the date which is six months after the date of the Specified Employee’s Separation from Service or, if earlier, the date of death of the Specified Employee (the “Distribution Restriction Period”), and the Specified Employee’s Payment Date shall be the first day of the first calendar quarter beginning on or after the end of the Distribution Restriction Period.

(b)  Distribution With a Scheduled In-Service Withdrawal Date.

(1)  In the case of a Participant who has elected a Scheduled In-Service Withdrawal, such Participant shall receive his or her Distributable Amount as scheduled, but only with respect to those deferrals of Compensation, deferrals of Restricted Stock, deferral of Performance Shares, any vested Company Discretionary Contribution Amounts, Company Matching Contribution Amounts and earnings or losses attributable thereto, as shall have been elected by the Participant to be subject to the Scheduled In-Service Withdrawal Date (as defined in Section 1.1, above).

(2)  A Participant’s Scheduled In-Service Withdrawal Date in a given Plan Year may be no earlier than three (3) years from the last day of the Plan Year for which the deferrals of Compensation are deemed effective, provided, however that in the case of Restricted Stock Awards and Performance Share Awards, the Scheduled In-Service Withdrawal Date shall be measured from the date that such awards vest.  A Participant may elect either a lump sum, or annual installments over a period ranging from two (2) years, up to and including five (5) years from the Scheduled In-Service Withdrawal Date.

(3)  A Participant may elect to extend the Scheduled In-Service Withdrawal Date for any Plan Year, provided such election otherwise complies with the requirements of Section 3.3(d) on “subsequent elections.”  The Participant may modify any Scheduled In-Service Withdrawal Date in the manner set forth above, no more than two (2) times.

(4)  The first annual installment subject to a Scheduled In-Service Withdrawal Date shall commence to be paid in February of the Plan Year in which the Scheduled In-Service Withdrawal Date falls.  Subsequent annual installments will be distributed in February of each year.

(5)  Lump sum distributions will be paid in February of the year specified on the Participant’s election of a Scheduled In-Service Withdrawal Date.

(6)  If a Participant has a Separation from Service prior to his or her Scheduled In-Service Withdrawal Date, any amounts subject to such Scheduled In-Service Withdrawal Date will instead be distributed in the form of a lump sum.  Such lump sum distribution will be paid on the first day of the calendar quarter beginning on or after the Separation from Service, subject to the provisions of Section 6.2(a)(6) concerning distributions to a Specified Employee upon a Separation from Service.

(c)  Death of a Participant.  In the case of the death of a Participant while in the service of the Company or an Affiliate, the Participant's entire vested Account balance shall be distributed to the Participant's Beneficiary in a lump sum on the first day of the calendar quarter beginning after the death occurs.  In the event a Participant dies while receiving installment payments, the remaining installments shall be paid to the Participant's Beneficiary in a lump sum on the first day of the calendar quarter beginning after the death occurs.

(d)  Delayed Payment Date Attributable to Impracticability of Calculation.  In accordance with Treasury Regulation Section 1.409A-3(d), if as of a Payment Date, calculation of the amount of the payment is not administratively practicable due to events beyond the control of the participant (or the participant’s beneficiary), payment shall be made during the first taxable year of the participant (or beneficiary) in which the calculation of the amount of the payment is administratively practicable.

(e)  Delayed Distribution Attributable to Code Section 162(m).  Notwithstanding the foregoing, to the extent the Company reasonably anticipates that if a payment were made at the time provided for in this Section 6.2, the Company’s deduction with respect to such payment would not be permitted due to the application of Code Section 162(m), it may delay the payment until the Participant’s first taxable year in which the Company reasonably anticipates (or should reasonably anticipate) that if the payment is made during the year, the deduction of such payment will not be barred by the application of Code Section 162(m).  This Section 6.2(f) shall be administered in accordance with Treasury Regulation Section 1.409A-2(b)(7)-(i).

6.3           Hardship Distribution.

(a)  In the event of an Unforeseeable Emergency, a Participant shall be permitted to elect a Hardship Distribution from his or her Compensation Deferral Subaccount, Matching Contribution Subaccount, and any vested Company Discretionary Contribution Subaccounts prior to the Payment Date, subject to the following restrictions:

(1)  The election to take a Hardship Distribution shall be made by filing a form provided by and filed with Committee or its delegate prior to the end of any calendar month.

(2)  The Committee, or its delegatee, shall have made a determination, in its sole discretion, that the requested distribution constitutes a Hardship Distribution as defined in Section 1.1 of the Plan.

(3)  Notwithstanding anything to the contrary, no Hardship Distribution may be made to the extent that such Hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent the liquidation of assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under this Plan.

(b)  The amount determined to qualify for a Hardship Distribution shall be paid in a cash lump sum as soon as practicable after the Hardship Distribution election is made and approved by the Committee or its delegatee.  The amount paid shall be debited pro rata from the Participant’s Compensation Deferral Subaccount, Matching Contribution Subaccount and vested Company Discretionary Contribution Subaccount.

(c)  This Section 6.3 is intended to and shall be interpreted to be consistent with Treasury Regulations Section 409A-3(i)(3).

6.4           Inability to Locate Participant.

In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the required Payment Date, the amount allocated to the Participant's Account shall be forfeited.  If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without additional interest or earnings.

6.5           Unvested Amounts.  Any amounts that are not (or do not become) vested as of the date they would otherwise be paid shall be forfeited.

ARTICLE VII
ADMINISTRATION

7.1           Committee Action.

The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee.  Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee.  A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant.  The Chairman or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.  Notwithstanding any provision of the Plan to the contrary, in the event of any conflict between the Plan and the Committee’s charter, the Committee’s charter shall govern.

7.2           Powers and Duties of the Committee.

The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not limited to, the following:

(i)  To select the funds in accordance with Section 3.2(a) hereof;

(ii)  To construe and interpret the terms and provisions of this Plan;

(iii)  To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

(iv)  To maintain all records that may be necessary for the administration of the Plan, and to approve all administrative forms and procedures to be used in the establishment and maintenance of Accounts and Subaccounts;

(v)  To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

(vi)  To make and publish such rules for the regulation of the Plan and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

(vii)  To appoint a Recordkeeper or any other agent, and to delegate to them such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe; and

(viii)  To take all actions necessary for the administration of the Plan.

The Committee shall be the named fiduciary and plan administrator of the Plan for purposes of ERISA.

7.3           Construction and Interpretation.

The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretations or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary.  The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

7.4           Information.

To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Compensation of all Participants, their death or other events which cause termination of their participation in this Plan, and such other pertinent facts as the Committee may require.

7.5           Compensation, Expenses and Indemnity.

(a)  The members of the Committee shall serve without additional compensation for their services hereunder.

(b)  The Committee is authorized at the expense of the Company to employ such legal counsel as it may deem advisable to assist in the performance of its duties hereunder.  Expenses and fees in connection with the administration of the Plan shall be paid by the Company.

(c)  To the extent permitted by applicable state law, the Company shall indemnify and hold harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident of the Plan, other than expenses and liabilities arising out of willful misconduct.  This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

7.6           Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)  In General.  Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Committee’s receipt of the Claimant's claim for benefits.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period.  The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)  Disability Benefits.  Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits.  If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial forty-five (45) day period.  If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional thirty (30) days.  If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial thirty (30) day extension.  Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues.  A Claimant will be provided a minimum of forty-five (45) days to submit any necessary additional information to the Committee.  In the event that a thirty (30) day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

(c)  Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall

(i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

7.7           Appeal of Denied Claims.  A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”).  A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee.  All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions.  The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)  In General.  Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial.  The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)  Disability Benefits.  Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than one hundred eighty (180) days after receipt of the written notification of such claim denial.  The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate).  In reviewing the appeal, the Appeals Committee shall (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision.  The Appeals Committee shall make its decision regarding the merits of the denied claim within forty-five (45) days following receipt of the appeal (or within ninety (90) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)  Contents of Notice.  If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.  For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge, (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

(d)  Discretion of Appeals Committee.  All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE VIII
MISCELLANEOUS

8.1           Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company, including in any Compensation Deferrals made under this Plan.  No assets of the Company shall be held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan.  Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company.  The Company's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.  It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title 1 of ERISA.  Notwithstanding the foregoing, the Company may enter into one or more rabbi trusts, in accordance with the provisions of Revenue Procedure 92-64, to assist it and its Business Units in providing benefits under this Plan.

8.2           Restriction Against Assignment.

The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation.  No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever.  If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

8.3           Withholding.

There shall be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company under applicable federal, state and local laws.  The Company shall have the right to reduce any payment (or compensation) by the amount of cash sufficient to provide the amount of said taxes.

8.4           Amendment, Modification, Suspension or Termination.

The Committee, with the approval of the Board, may amend, modify or suspend this portion of the Plan in whole or in part, except to the extent that such power has been expressly reserved otherwise under the terms of this portion of the Plan.  No amendment, modification or suspension shall have any retroactive effect to reduce any amounts allocated to a Participant's Accounts.  The Committee, with the approval of the Board, may also terminate this portion of the Plan and pay Participants (and beneficiaries) their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

8.5           Governing Law.

This Plan shall be construed, governed and administered in accordance with the laws of the State of Connecticut without regard to the conflicts of law principles thereof.

8.6           Receipt or Release.

Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company.  The Committee may require such Participant or Beneficiary as a condition precedent to such payment to execute a receipt and release to such effect.

8.7           Payments on Behalf of Persons Under Incapacity.

In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

8.8           Limitation of Rights and Employment Relationship.

Neither the establishment of the Plan nor any modification thereof, nor the creating of any fund or account, nor the payment of any benefits shall be construed as giving any Participant, or Beneficiary or other person any legal or equitable right against the Company except as provided in the Plan; and in no event shall the terms of employment of any Employee or Participant be modified or in any way be affected by the provisions of the Plan.

8.9           Adjustments; Assumptions of Obligations.

In the event of a reorganization, recapitalization, stock split, stock or extraordinary cash dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make the appropriate adjustments in (i) the number of Stock Units credited to Participants' Accounts, (ii) the number (or type) of shares of Stock reserved for issuance hereunder, (iii) the number (or type) of shares subject to any deferred Restricted Stock Units and deferred Performance Shares, and (iv) any Share limitations imposed under the Plan, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or any Stock Units credited hereunder.  In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing entity, all Stock Units, deferred Restricted Stock and deferred Performance Shares hereunder shall be assumed by the surviving or continuing entity.  In the event of any reorganization in which all of the shares of the Company's Stock are exchanged for shares of the common stock of another corporation, all Stock Units credited hereunder and all deferred Restricted Stock Units and deferred Performance Shares outstanding on the effective date of the share exchange shall be automatically converted into obligations of the other corporation on identical terms, and the other corporation shall assume this Plan.  The Committee may also make adjustments to Stock Units, and deferred Restricted Stock Units and deferred Performance Shares under this Plan on account of those events set forth in Section 8 of the UIL Holdings Corporation 1999 Amended and Restated Stock Plan, Section 10(c) of the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and comparable sections of any other stock plan of the Company which allows for awards to be deferred pursuant to the terms of this Plan.

8.10           Headings.

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

Executed as of the 4th day of August, 2008.

                                    UIL HOLDINGS CORPORATION

                                        By        James P. Torgerson________________

                                        James P. Torgerson
                                        Its President & Chief Executive Officer

EXHIBIT A

PARTICIPATING BUSINESS UNITS

As of January 1, 2008

Company Name                                                                                                    Date of Participation

The United Illuminating Company ("UI")                                                                                            2/1/03